Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT, dated as of January 11, 2009, (this “Amendment”), amends the Rights Agreement (the “Agreement”), dated as of June 24, 2002, by and between Advanced Medical Optics, Inc., a Delaware corporation (the “Company”) and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”). All capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Agreement.

WHEREAS, Abbott Laboratories, an Illinois corporation (“Parent”), Rainforest Acquisition Inc., a newly formed Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which (i) the Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) and (ii) following consummation of the Offer, Purchaser will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, concurrently with the execution of the Merger Agreement, (i) Parent and ValueAct Capital Master Fund, L.P, ValueAct Capital Master Fund III, L.P, and Mason Morfit (collectively “ValueAct”) are entering into tender and support agreements, pursuant to which, among other things, ValueAct will tender its shares of Common Stock in the Offer; and (ii) Parent and James V. Mazzo (“Mazzo”) are entering into tender and support agreements (collectively, the “Tender and Support Agreements”), pursuant to which, among other things, Mazzo will tender its shares of Common Stock in the Offer;

WHEREAS, pursuant to resolutions adopted January 11, 2009 (the “Resolutions”), the board of directors of the Company has approved (i) the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and (ii) the Tender and Support Agreements and the transactions contemplated thereby;

WHEREAS, Section 26 of the Agreement provides that for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Rights are currently redeemable; and

WHEREAS, pursuant to the Resolutions, the board of directors of the Company has unanimously determined that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the Merger Agreement, the Tender and Support Agreements, and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) and the Tender and Support Agreements, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in accordance with Section 26 of the Agreement, and in consideration of the foregoing and the mutual agreements herein set forth and for other good and valuable consideration, the parties hereby agree as follows:

1. Amendment of the Agreement

a. Section 1 of the Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of January 8, 2009, by and among the Company, Parent and Purchaser, as such may be amended from time to time.

“Offer” shall mean the “Offer” as such term is defined in the Merger Agreement.

“Parent” shall mean Abbott Laboratories, an Illinois corporation, or any of its subsidiaries, including Purchaser.

“Purchaser” shall mean Rainforest Acquisition Inc., a newly formed Delaware corporation and wholly owned subsidiary of Parent.

“Tender and Support Agreements” shall mean (i) the Tender and Support Agreements, dated as of January 11, 2009, by and among the Parent and ValueAct Capital Master Fund, L.P, ValueAct Capital Master Fund III, L.P, and Mason Morfit, as such may be amended from time to time; and (ii) the Tender and Support Agreements, dated as of January 11, 2009, by and among the Parent and James V. Mazzo.

“Top-Up Option” shall mean the “Top-Up Option” as such term is defined in the Merger Agreement.

b. The definition of “Acquiring Person” in Section 1 of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser, or their respective Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person for purposes of this Agreement by virtue of one or more of (i) the approval, execution, or delivery of the Merger Agreement or the Tender and Support Agreements, (ii) the public or other announcement of the Merger Agreement, the Top-Up Option, the Tender and Support Agreements, or any transaction contemplated by or arising in connection with the Merger Agreement (including the Offer and the Merger) or the Tender and Support Agreements, or (iii) the consummation of the Offer, the Merger, or any transaction contemplated by or arising in connection with the Merger

Agreement (including the Top-Up Option) or the Tender and Support Agreements (each such event and any combination of such events, an “Exempt Event”)”

c. The definition of “Shares Acquisition Date” in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “shall become aware of the existence of an Acquiring Person”:

“; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

d. The definition of “Trigger Event” in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “any Person becoming an Acquiring Person”:

“; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary, a Trigger Event has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

e. Section 3.1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “the earlier of (i) and (ii) being herein referred to as the “Distribution Date”:

“; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary, a Distribution Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

f. Section 3 of the Agreement is hereby amended and supplemented to add the following Section 3.4:

“3.4 Exempt Events. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of an Exempt Event.”

g. Section 7.1 of the Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

“Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the Merger Agreement), this Agreement shall terminate and shall have no further force and effect and the Rights shall expire and become null and void, without any payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights. The Company shall give the Rights Agent prior written notice of the Effective Time.”

h. Section 15 of the Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any registered holder of the Rights Certificates (or, prior to the Distribution Date, the registered holders of the Common Shares) or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transaction contemplated by the Merger Agreement, including, without limitation, the grant and/or exercise of the Top-Up Option, the execution of and performance under the Tender and Support Agreements and the making and consummation of the Offer.”

2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

3. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute a single instrument.

4. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

5. Severability. If any term, provision, covenant or restrictions of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon one Business Day’s notice to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ Aimee S. Weisner
Name:	Aimee S. Weisner
Title:	Executive Vice President, Administration and Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ Sharon Knepper
Name:	Sharon Knepper
Title:	Vice President